Exhibit 14.1

THE OLD EVANGELINE DOWNS, L.L.C.

SENIOR EXECUTIVE OFFICER CODE OF ETHICS

General Philosophy

The honesty, integrity and sound judgment of the chief executive officer (the “CEO”) and other senior executive officers of The Old Evangeline Downs, L.L.C. (the “Company”) are fundamental to the reputation and success of the Company.

Senior Executive Officers Code of Ethics

Pursuant to the mandate of the Sarbanes-Oxley Act of 2002 (the “Act”) and regulations of the Securities and Exchange Commission (the “SEC”) promulgated pursuant to the authority and mandate of the Act, this Code of Ethics has been adopted for our CEO, chief financial officer, controller and other senior executive officers of the Company (the “Senior Executive Officers”).

To the best of their knowledge and ability, the Senior Executive Officers performing accounting, auditing, financial management or similar functions must:

•                                          Act with honesty and integrity, avoid actual or apparent conflicts of interest in personal and professional relationships.

•                                          Provide the Company’s agents, advisors and other third parties, information regarding the Company that is accurate, complete, objective, relevant, timely and understandable.

•                                          Comply with applicable laws, rules and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.

•                                          Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

•                                          Respect the confidentiality of information acquired in the course of employment.

•                                          Share knowledge and maintain skills necessary and relevant to the Company’s needs.

•                                          Proactively promote ethical and honest behavior within the Company’s environment.

•                                          Assure responsible use of and control of all assets, resources and information of the Company.

•                                          Report violations of this Code of Ethics to the Audit Committee of the board of managers of the Company promptly after learning of any such violation.

All Senior Executive Officers are expected to adhere to this Code of Ethics at all times.  The board of managers of the Company shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics.  Any change of this Code of Ethics or waiver and the grounds for such waiver for a Senior Executive Officer shall be promptly disclosed through a filing with the SEC on Form 8-K.